AGREEMENT

As a joint effort to promote and expand marketing of "PHASEOUT", a smoke cessation device, PhaseOut of America, Inc. (POA), with offices located at 140 Broadway, Lynbrook, New York 11563, and J&R Intercontinental, Inc. (J&R), with offices located at 145 East 49th Street, New York, New York 10017, agree to the following on this 15th day of August, 1995:

POA grants the manufacturing rights of an "upgraded" version of the "PHASEOUT" device and exclusive sales rights of "PHASEOUT in Korea to J&R. J&R agrees that under no circumstances whatsoever will it sell "PHASEOUT" devices to any other country, company or entity in the world outside of Korea. POA further agrees to purchase the "upgraded" version of 'PHASEOUT' from J&R for the Japanese market and other international markets. The price to POA from J&R will be 20% above the actual production costs. The initial term of this agreement will be for a period of five (5) years, and it may be extended from term to term by mutual agreement.

The patent registration for the "upgraded" version of 'PHASEOUT' in Korea will be filed by POA, and the design and patent rights to 'PHASEOUT' will remain the properties of POA forever. J&R will assist POA in its patent filings by forwarding all design modifications, improvements, drawings, etc. to POA. J&R will invest the necessary funds to develop and manufacture the "upgraded" version of 'PHASEOUT' in Korea, and J&R will be responsible for all other expenses to promote and market 'PHASEOUT' in Korea without any financial cooperation of POA.

As a form of royalty fee for the first year, J&R will supply POA ten thousand (10,000) units of 'PHASEOUT' free of charge, and the shipment will occur when the first order of 'PHASEOUT' is shipped to POA. The "first year" as stated herein means one (1) year from the date of actual production of 'PHASEOUT', which shall be no later than January 15, 1996. POA's orders are to be placed with J&R on container-load basis with the possible exception of an initial order which shall be no less than one half a container. From the second year, J&R will pay POA the royalty of US $1.00 for each 'PHASEOUT' sold in Korea.

It is further agreed that both POA and J&R will expend their best efforts to fulfill their respective requirements as enumerated above. J&R and POA are separate entities and neither one is an agent of the other with each party liable for any losses or consequential damages by the other party in the unlikely event that one's performance falls short of the other's expectations. South problems arise during the course of business between the parties, the parties hereto agree in principle to review and discuss such matters for an amicable settlement.

J&R INTERCONTINENTAL, INC.                          PHASEOUT OF AMERICA, INC.


- -----------------------------                       ----------------------------
Hye H. Lee                                          Irwin Pearl
President                                           President

Executed on the above dated at 140 Broadway, Lynbrook, New York 11563.